Exhibit 10.7

Attached is the Amendment, dated February 15, 2007, to the Mayflower Co-operative Bank Employment Agreement with Edward M. Pratt originally effective as of July 14, 1994 and amended as of February 13, 2003. Such agreement is substantially identical in all material respects to the amendments, each dated February 15, 2007, to the employment agreements between Mayflower Co-Operative Bank and John J. Biggio, Maria Vafiades and Stergios Kostas, which are not being filed as separate exhibits to this Report.

AMENDMENT TO THE

MAYFLOWER CO-OPERATIVE BANK

EMPLOYMENT AGREEMENT

WITH EDWARD M. PRATT

WHEREAS, Edward M. Pratt (the “Executive”) previously entered into an employment agreement with Mayflower Co-operative Bank (the “Bank”), originally effective as of July 14, 1994 and amended as of February 13, 2003 (the “Agreement”); and

WHEREAS, in connection with the reorganization of the Bank into a holding company structure (the “Reorganization”), the Bank and the Executive desire to amend the Agreement to clarify the definition of change in control under the Agreement and to include Mayflower Bancorp, Inc. (the “Company”) as a guarantor of any payments to be made under the Agreement; and

WHEREAS, Section 13 of the Agreement provides for its amendment by means of a written instrument signed by the parties.

NOW, THEREFORE, the Bank and the Executive hereby agree to amend the Agreement as follows, effective as of the close of the Reorganization:

FIRST CHANGE

The first paragraph of the preamble to the Agreement shall be amended to add the following sentence at the end of the paragraph:

“Mayflower Bancorp, Inc., the holding company of the Bank (the “Company”), will serve as guarantor under this Agreement,” as the same may be amended by the Bank from time to time or extended pursuant to Section 5.

SECOND CHANGE

Section 11(a) of the Agreement shall be amended to delete the second paragraph in its entirety and replace it with the following:

“The term change in control shall mean the first to occur of any of the following:

(1) Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(2) Acquisition of Significant Share Ownership: There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (2) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(3) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (3), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4) Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Section 11 to the contrary, a “Change in Control” for purposes of this Agreement shall not include any corporate restructuring transaction by the Bank, including, but not limited to, reorganization into a holding company structure, provided that the Board of Directors of the Bank immediately preceding such transaction constitutes at least a majority of the Board of Directors of the Bank after such transaction.”

THIRD CHANGE

The following Section 17 shall be added to the Agreement:

17. Source of Payments. All payments provided for under this Agreement shall be timely paid from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit.

IN WITNESS WHEREOF, the Bank and the Company (as guarantor) have caused this Amendment to the Agreement to be executed by their duly authorized officers, and Executive has signed this Amendment, on the 15th day of January, 2007.

ATTEST:	MAYFLOWER CO-OPERATIVE BANK

/s/ Jean M. Michael	/s/ Diane A. Maddigan
For the Entire Board of Directors

MAYFLOWER BANCORP, INC.
(as Guarantor)

/s/ Diane A. Maddigan
For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Jean M. Michael	/s/ Edward M. Pratt
Edward M. Pratt